From:    DRYCLEAN USA. Inc.
         290 NE 68 Street
         Miami, FL  33138
         Michael Steiner  (305) 754-4551
         Venerando Indelicato  (813) 814-0722

                    FOR RELEASE AT 9:00AM ON JANUARY 4, 2005

DRYCLEAN USA, INC. ENTERS INTO AN AGREEMENT WITH WHIRLPOOL CORPORATION

DRYCLEAN USA'S PATENT TECHNOLOGY TO BE USED IN NEW HOME APPLIANCE

Miami, FL - January 4, 2005 - DRYCLEAN USA, Inc. (AMEX:DCU) today announced it has signed an exclusive license agreement with Whirlpool Corporation of Benton Harbor, Michigan (NYSE:WHR), licensing the use of DRYCLEAN USA's patent technology on home appliances.

The agreement calls for Whirlpool to pay a one-time licensing fee and royalties during the three year period following the introduction of Whirlpool manufactured products using the innovative new technology. After this period Whirlpool will retain a non-exclusive license and DRYCLEAN USA is free to license its technology to other manufacturers.

The agreement represents a culmination of ongoing technical cooperation between DRYCLEAN USA and Whirlpool with the goal of improving at-home garment drying and refreshing.

DRYCLEAN USA will retain the rights to market retrofit kits, designed to upgrade existing home laundry appliances.

Venerando J. Indelicato, Chief Financial Officer of DRYCLEAN USA, stated that, "this agreement could provide the Company with significant financial returns over the life of this license agreement and thereafter." He continued, " We believe our technology, which has already proven successful in commercial laundry machines, should outperform other devices presently on the market."

DRYCLEAN USA, Inc. through its subsidiaries is one of the nation's leading distributors of industrial laundry, dry cleaning machines and steam boilers. Its subsidiary, DRYCLEAN USA License Corp, is one of the largest franchise and license operations in the dry cleaning industry, currently consisting of over 400 franchised and license stores in the United States, the Caribbean and Latin America.

This press release contains certain information that is subject to a number of known and unknown risks and uncertainties that may cause actual results and trends to differ materially from those expressed or implied by the forward-looking statements. Information concerning such factors are discussed in Company reports filed with the Securities and Exchange Commission.